EXHIBIT 10.6
Fair Isaac Corporation
2021 Long-Term Incentive Plan
Global Employee Restricted Stock Unit Award Agreement
Terms and Conditions1
1.    Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Global Employee Restricted Stock Unit Award Agreement, including the terms for Participants outside the United States set forth in the Addenda (collectively, the “Agreement”) and subject to the terms and conditions of the Plan, an Award of the number of Stock Units (the “Units”) specified on the cover page of this Agreement. Each Unit represents the right to receive one Share and will be credited to an account in your name maintained by the Company or its agent. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.
2.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by a transfer upon your death in accordance with your will, by the applicable laws of descent and distribution in your country or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan (to the extent such designation is valid under applicable law). Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.
3.    Vesting of Units.
(a)Scheduled Vesting. If you remain an Employee continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the vesting schedule on the cover page of this Agreement.
(b)Accelerated Vesting. Vesting of the Units will be accelerated if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting will also be accelerated under the circumstances described in Section 12(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 12(b)(3) and 12(c) of the Plan. Vesting may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.
4.    Service Requirement. Except as otherwise provided in accordance with Section 3(b) of this Agreement, if you cease to be an Employee prior to the vesting date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.
5.    Leave of Absence. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do
*    To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

not resume providing Service as an Employee following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.
6.    Settlement of Units. After any Units vest pursuant to Section 3 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to you, or to your validly designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit (the date of such issuance being the “Settlement Date”). Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*TRADE or another broker designated by the Company, or by another method provided by the Company, and shall be subject to the withholding provisions of Section 7 of this Agreement and the compliance provisions of Section 15 of this Agreement.
7.    Tax Consequences and Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Units and the subsequent sale of Shares acquired pursuant to such settlement, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make arrangements acceptable to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company to satisfy any applicable withholding obligation for the Tax-Related Items through an automatic Share withholding procedure (the “Share Withholding Method”). Under the Share Withholding Method, the Company or its agent will withhold, at the Settlement Date, a portion of the Shares with a Fair Market Value (measured as of the Settlement Date) sufficient to cover the Tax-Related Items; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s withholding obligation using the applicable minimum statutory withholding rate or such other rate as may be permitted under the Plan up to the maximum rate applicable in your jurisdiction. You will be deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
    To the extent that the Fair Market Value of the Shares withheld is not sufficient to cover the withholding obligation for the Tax-Related Items, or the Company determines that it is not feasible or desirable to use the Share Withholding Method, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to collect the Tax-Related Items through one of the following alternative methods:

    (a)    withholding from your wages or other cash compensation payable to you by the Company or any Affiliate;
    (b)    the use of the proceeds from a next-day sale of the Shares issued to you, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) you make an irrevocable commitment, on or before the Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002;
    (c)    delivery of your authorization to E*TRADE (or another broker designated by the Company) to transfer to the Company from your account at such broker the amount of such Tax-Related Items; and/or
    (d)    any other method approved by the Company and permitted under applicable law.
    In the event of any over-withholding, you will have no entitlement to the over-withheld amount in Shares and such amounts may be refunded to you in cash in accordance with applicable law.
    The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
8.    Nature of Grant. In accepting the grant of this Award, you acknowledge, understand and agree as follows:
    (a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
    (b)    The grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past.
    (c)    All decisions with respect to future grants of awards, if any, will be at the sole discretion of the Committee.
    (d)    You are voluntarily participating in the Plan.
    (e)    This Award and any Shares subject to the Units, and the income from and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, your Employer) and which are outside the scope of your employment contract, if any.
    (f)    This Award and any Shares subject to the Units, and the income from and value of the same, are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
    (g)    This Award and any Shares subject to the Units, and the income from and value of the same, are not intended to replace pension rights (if any) or compensation.

    (h)    Unless otherwise agreed with the Company, this Award and the Shares subject to the Units, and the income from and value of the same, are not granted as consideration for, or in connection with, services you may provide as a member of the board of directors or as a legal representative of an Affiliate.
    (i)    In the event that the Employer is not the Company, the grant of this Award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award will not be interpreted to form or amend an employment contract with any Affiliate (including the Employer).
    (j)    This Award and Agreement do not give you a right to continued Service with the Company or any Affiliate (including the Employer), and the Employer may terminate your Service at any time subject to local law and the terms of your employment agreement, if any, and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
    (k)    The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty.
    (l)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).
    (m)    Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States (“U.S.”) Dollar that may affect the value of the Award, or any amounts due to you pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.
9.    Data Privacy. The Award shall be subject to the Data Privacy Terms attached hereto as Addendum A. Moreover, if you relocate into or out of the European Union, European Economic Area or the United Kingdom, the Company will determine the application of the Data Privacy Terms as necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Agreement.
10.    No Shareholder Rights Before Settlement. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Award unless and until Shares are issued to you upon settlement of the Units as provided in Section 6 of this Agreement.
11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
12.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.    Choice of Law and Venue. This Award and Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Minnesota, and all Participants agree to the exclusive venue and jurisdiction of the State and Federal Courts located in Hennepin County, Minnesota and waive any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued. This provision will not apply to Participants who relocate and primarily reside and work in California.
14.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
15.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Units prior to the completion of any registration or qualification of the Shares under U.S. federal, state or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.
16.    Section 409A of the Code. The Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. §1.409A-l(b)(4).
17.    Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the SEC or any national securities exchange on which the Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.
18.    Insider Trading/Market Abuse Restrictions. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the U.S. and your country of residence, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., Units) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as set forth in the “Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information.” You are responsible for ensuring compliance with any applicable restrictions.

19.    Country-Specific Terms. The Award shall be subject to the Country-Specific Terms attached hereto as Addendum B. Moreover, if you relocate to one of the countries included in Addendum B, the country specific terms will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. Addendum B constitutes part of this Agreement.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in English, and understand the provisions in this Agreement and the Plan. Further, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
24.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
25.    Foreign Asset/Account Reporting, Exchange Control Requirements. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You are responsible for complying with any applicable regulations and should consult your personal legal and tax advisors for any details.
By accepting this Award in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan.